EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter and Year-to-Date 2019 Financial Results

WASHINGTON, Pa., Oct. 28, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of the Bank, today announced its third quarter and year-to-date 2019 financial results.

Third Quarter 2019 Highlights

  Net income for the three months ended September 30, 2019 was $3.7 million, compared to $2.3 million for the three months ended September 30, 2018, an increase of $1.5 million, or 63.4%. Diluted earnings per share (“EPS”) for the three months ended September 30, 2019 was $0.69 compared to $0.42 for the three months ended September 30, 2018.
  Return on Average Assets (annualized) for the three months ended September 30, 2019, was 1.11%, an increase of 38 basis points, as compared to 0.73% (annualized) for the three months ended September 30, 2018. Return on Average Equity (annualized) for the three months ended September 30, 2019, was 9.99%, an increase of 322 basis points, as compared to 6.77% (annualized) for the three months ended September 30, 2018.
  Net interest income for the three months ended September 30, 2019, increased $926,000, to $11.1 million as compared to $10.2 million for the three months ended September 30, 2018. This is primarily due to a $45.5 million increase in average loans period over period.
  Noninterest income increased $111,000 for the three months ended September 30, 2019, as compared to the three months ended September 30, 2018. This was mainly attributed to increased insurance commissions due to the Exchange Underwriters, Inc. acquisition of the customer list of Beynon Insurance (“Beynon”) as of August 1, 2018.
  The pace of loan growth slowed in the third quarter due to more conservative auto lending underwriting and unexpected commercial real estate loan payoffs. Net loans grew $19.1 million since December 31, 2018, or 2.1%. This was primarily due to net loan originations of $12.4 million in residential mortgage loans, $9.5 million in construction loans, and $7.1 million in commercial real estate loans, partially offset by a decrease of $10.1 million in consumer loans, primarily in automobile loans.

FWVB Merger

The year-to-date results were largely impacted by the First West Virginia Bancorp and Progressive Bank, National Association merger (“FWVB merger”) on April 30, 2018. The merger brought approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger.

Net income for the nine months ended September 30, 2019 was $9.7 million compared to $4.6 million for the nine months ended September 30, 2018, an increase of $5.0 million. Diluted earnings per share (“EPS”) for the nine months ended September 30, 2019 was $1.77 compared to $0.95 for the nine months ended September 30, 2018.

Prior quarter and year-to-date financial results were impacted by pre-tax merger-related expenses of $61,000 and $854,000, respectively, and by pre-tax lease termination costs of $294,000 related to the former FWVB corporate headquarters and former Washington Business Center. The Bank moved into the Barron P. “Pat” McCune Jr. Corporate Center (“BPMCC”) in the third quarter of 2018. In addition, prior year-to-date results were impacted by proceeds of $421,000 from a bank-owned life insurance policy. Net income excluding merger-related expenses and these one-time items would have been approximately $2.6 million and $5.1 million for the three and nine months ended September 30, 2018. The diluted earnings per share impact of the removal of these items would have been $0.47 and $1.04 per share for the three and nine months ended September 30, 2018, which would have been increases of $0.05 and $0.09 per share, for the aforementioned time periods, respectively.

 “The third quarter financial performance was one of our best quarters in history, which contributed to our strong year-to-date results,” said Patrick G. O’Brien, President and Chief Executive Officer. “The third quarter was our first complete quarter to quarter comparison since the FWVB merger and we are seeing the impact from the synergies we anticipated. Although we recognize the challenges we face in a competitive economic environment, we are continuing to build our brand and will expand our presence through our product offerings in the markets we serve. I always need to recognize that our success to date and promise for the future are made possible through our hard working, dedicated and talented staff.”

STATEMENT OF INCOME REVIEW

Third Quarter Results

Overview.  Net income increased $1.5 million to $3.7 million for the three months ended September 30, 2019, compared to $2.3 million for the three months ended September 30, 2018. The quarterly results were mainly impacted by average period over period loan growth, which produced increased net interest income, and decreases in various noninterest expenses.

Net Interest Income.  Net interest income increased $926,000, or 9.1%, to $11.1 million for the three months ended September 30, 2019, compared to $10.2 million for the three months ended September 30, 2018.

Interest and dividend income increased $1.3 million, or 11.3%, to $13.1 million for the three months ended September 30, 2019 compared to $11.8 million for the three months ended September 30, 2018.

  Interest income on loans increased $940,000 for the three months ended September 30, 2019, compared to the three months ended September 30, 2018. Average net loans increased by $45.5 million for the three months ended September 30, 2019, compared to the three months ended September 30, 2018 primarily due to organic commercial and residential real estate loan growth which increased $35.7 million and $19.8 million respectively, and also contributed to an increase of 18 basis points in loan yield.
  Interest income on taxable securities increased $303,000, mainly due to an increase of $18.1 million in the average balance and 37 basis points in yield in the current period. A portion of the portfolio was restructured in the current year to increase net yields.
  Interest income on federal funds sold increased $103,000 and other interest and dividend income increased $102,000 due to an increase of $22.4 million in the average balance of other interest-earning assets primarily from increased deposits at correspondent banks. The Company is maintaining cash to support expected future loan demand.
  Interest income on tax-exempt securities decreased $114,000 in the current period. This was due to lower yielding security calls and sales, which attributed to an average balance decrease of $19.0 million.

Interest expense increased $408,000, or 25.6%, to $2.0 million for the three months ended September 30, 2019, compared to $1.6 million for the three months ended September 30, 2018.

  Interest expense on deposits increased $466,000 due to an increase in average interest-bearing deposits of $67.6 million combined with a 16 basis point increase in average cost. Average interest-bearing demand deposits increased $37.7 million driven by higher-cost municipal deposits, which increased average cost by 17 basis points. In addition, average time deposits increase $16.6 million primarily from time deposits with balances greater than $100,000 from specials, which increased average cost by 47 basis points.
  Interest expense on other borrowed funds decreased $37,000 primarily due to a FHLB long-term borrowing that matured in the current period and was retired.

Provision for Loan Losses.  The provision for loan losses was $175,000 for the three months ended September 30, 2019, compared to $25,000, for the three months ended September 30, 2018. Net charge-offs for the three months ended September 30, 2019 were $116,000, which included net-charge-offs of $113,000 on automobile loans, compared to $111,000 of net charge-offs for the three months ended September 30, 2018, which included $63,000 of net charge-offs on automobile loans. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. While several unexpected commercial loan payoffs offset loan production in the current quarterly period and net charge-offs were comparable to the prior period, declining economic indicators triggered an adjustment to the qualitative factors, which was the primary driver of the current period provision. In addition, updated impairment analyses on two commercial real estate loans indicated improved market value of collateral and financial information resulting in a decrease in specific reserves. The minimal quarterly provision in the prior period was primarily due to loan payoffs mainly offsetting loan growth.

Noninterest Income.  Noninterest income increased $111,000, or 5.3%, to $2.2 million for the three months ended September 30, 2019, compared to $2.1 million for the three months ended September 30, 2018.

  In the prior period, the Company recognized a $74,000 net loss on the disposal of fixed assets due to the write-off of the leasehold improvements of the former Washington Business Center that was vacated on September 30, 2018.
  Insurance commissions increased $65,000 due to increased direct bill personal lines and property and casualty commission and fee income as a result of the Beynon customer list acquisition partially offset by a decrease in contingency fees received. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses, policy cancellations and stop loss charges.
  Other noninterest income increased $51,000 primarily due to decreased amortization of mortgage servicing rights on sold mortgages.
  The change in fair value of equity securities portfolio resulted in a $60,000 decrease in income in the current period.
  Service fees on deposit accounts decreased $55,000 due to decreased volume in ATM and Mastercard debit card fees and nonsufficient funds and overdraft fees in the current quarter.

Noninterest Expense.  Noninterest expense decreased $875,000, or 9.3%, to $8.5 million for the three months ended September 30, 2019, compared to $9.4 million for the three months ended September 30, 2018.

  Merger-related expense decreased $61,000 due to recognition of final merger costs in the prior period from the FWVB merger.
  Occupancy decreased $258,000 primarily due to the lease termination of the former FWVB corporate center and former Washington Business Center as the Bank moved into the BPMCC in the prior period.
  Equipment expense decreased $150,000 primarily due to fully depreciated items and a decrease in data processing and maintenance expenses.
  Salaries and employee benefits decreased $80,000, primarily related to a decrease in commissions for producers of the insurance subsidiary.
  The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $62,000 due to deposit insurance fund credits approved for banks with less than $10 billion in assets.
  Other noninterest expense decreased $318,000 primarily due to other losses that were written off as a result of the FWVB merger as well as decreases in printing and office supplies and director-related restricted stock compensation expenses.

Income Tax Expense.  Income taxes increased $308,000 to $884,000 for the three months ended September 30, 2019, compared to $576,000, for the three months ended September 30, 2018. The effective tax rate for the three months ended September 30, 2019 was 19.1%, compared to 20.1%, for the three months ended September 30, 2018. The increase in income taxes was due to an increase of $1.8 million in pre-tax income.

Year-to-Date Results

Overview. Net income increased $5.0 million, to $9.7 million for the nine months ended September 30, 2019 compared to $4.6 million for the nine months ended September 30, 2018. Results for the nine months ended September 30, 2019 were largely impacted by the full period effect of the FWVB merger that was completed on April 30, 2018.

Net Interest Income.  Net interest income increased $5.3 million, or 19.6%, to $32.2 million for the nine months ended September 30, 2019, compared to $27.0 million for the nine months ended September 30, 2018.

Interest and dividend income increased $6.9 million, or 22.1%, to $38.1 million for the nine months ended September 30, 2019, compared to $31.2 million for the nine months ended September 30, 2018.

  Interest income on loans increased $4.8 million due to an increase in average loans outstanding of $82.4 million, primarily commercial and residential real estate, and an increase of 31 basis points in loan yield.
  Interest income on taxable securities increased $1.5 million in the current period. The average balance for taxable securities increased $55.1 million combined with an increase of 34 basis points in yield. A portion of the portfolio was restructured in the current year to increase net yields.
  Other interest and dividend income increased $367,000 and interest income on federal funds sold increased $322,000 as a result of an increase of $32.0 million in deposits with correspondent banks in the current period.
  Interest income on tax-exempt securities decreased $140,000 due to a decrease of $11.1 million in the average balance on securities exempt from federal tax. Despite the average balance decrease, there was an increase of 34 basis points in yield as a result of calls and sales of securities with lower prevailing yields. A portion of the portfolio was restructured in the current year to increase net yields and to alleviate call risk.

Interest expense increased $1.6 million, or 38.4%, to $5.8 million for the nine months ended September 30, 2019, compared to $4.2 million for the nine months ended September 30, 2018.

  Interest expense on deposits increased $2.0 million due to an increase in average interest-bearing deposits of $145.5 million. The average cost of interest-bearing deposits increased 22 basis points in the current period driven by higher cost municipal and time deposits. Although recent interest rate cuts have occurred, higher cost certificates of deposit will continue to impact interest expense until maturity.
  Interest expense on short-term borrowings decreased $330,000 in the current period primarily due to retired FHLB overnight borrowings that had an average balance of $26.4 million.
  Interest expense on other borrowed funds decreased $86,000 primarily due to maturity of a FHLB long-term borrowing that was retired.

Provision for Loan Losses.  The provision for loan losses decreased $1.6 million, to $550,000, for the nine months ended September 30, 2019, compared to $2.1 million of provision for loan losses for the nine months ended September 30, 2018. Net charge-offs for the nine months ended September 30, 2019 were $358,000, which included $293,000 of net charge-offs on automobile loans, compared to net charge-offs of $1.6 million for the nine months ended September 30, 2018. The decrease in net charge-offs for the current period was due to charge-offs of $1.2 million for three commercial and industrial relationships in the first quarter of 2018. The provision for loan losses was impacted in the prior period due to the above-mentioned loan charge-offs and to appropriately reflect risk associated within the portfolio as of the nine months ended September 30, 2018. Additionally, updated appraisals on two commercial real estate loans indicated improved market value of collateral and improved borrower’s financial information resulting in a decrease in specific reserves. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses with the possible need for additional provisions for loan losses.

Noninterest Income.  Noninterest income increased $614,000, or 9.7%, to $6.9 million for the nine months ended September 30, 2019 compared to $6.3 million for the nine months ended September 30, 2018.

  Insurance commissions increased $488,000 from Exchange Underwriters mainly due to the Beynon customer list acquisition in the prior year, which also increased contingency fees.
  Service fees on deposit accounts increased $186,000 primarily due to volume-based increase in ATM and check card fees.
  Net gains on sales of residential mortgage loans increased $84,000 primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and a stabilization in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset.
  In the prior period, the Company recognized a $74,000 net loss on the disposal of fixed assets due to the write-off of the leasehold improvements of the former Washington Business Center that was vacated on September 30, 2018.
  The change in fair value of equity securities portfolio resulted in a $50,000 increase in income.in the current period.
  Other noninterest income increased $123,000 due to decreased amortization of mortgage servicing rights on sold mortgages and reduced student loan origination fees as a result of the student loan insurance company insolvency, and the discontinuing of student loan originations in the prior year.
  Other commissions income decreased $375,000, due to prior period items including receipt of insurance proceeds from a claim on a bank-owned life insurance policy, recognition of an Assumable Rate Conversion loan referral fee, and liquidation of a partnership interest in the West Virginia Bankers Title Company, a legacy item from the FWVB merger.

Noninterest Expense.  Noninterest expense increased $1.1 million, or 4.2%, to $26.6 million for the nine months ended September 30, 2019, compared to $25.5 million for the nine months ended September 30, 2018.

  Salaries and employee benefits increased $1.0 million, primarily due to additional employees, salary increases, and employee group health insurance as a direct result of the FWVB merger.
  Amortization of core deposit intangible increased $468,000 due to the core deposit intangible recorded for the FWVB merger.
  Contracted services increased $362,000, due to the additional branch locations acquired in the FWVB merger.
  Bankcard processing expense increased $204,000, due to an increase in volume of ATM and debit card transactions as a result of the FWVB merger.
  PA shares tax expense increased $150,000 due to the increase in equity based on the FWVB merger.
  OREO expense decreased $118,000, primarily due to recognized income for the leasing of mineral rights partially offset by expenses related to properties placed in OREO in the current period.
  Equipment expense increased $89,000, primarily due to equipment purchases and new maintenance contracts related to the FWVB merger.
  Advertising increased $64,000 related to the Bank’s expanded marketing initiatives in various media outlets and promotional items to promote the FWVB merger.
  Although deposits increased $39.3 million in the current period, FDIC assessment expense only increased $7,000 due to deposit insurance fund credits approved for banks with less than $10 billion in assets.
  Merger-related expenses decreased $854,000 due to the prior year merger.
  Occupancy decreased $194,000 primarily due to the lease termination of the former FWVB corporate center and former Washington Business Center as the Bank moved into the BPMCC in the prior period. This partially offset by an increase in general occupancy expenses from addition of branches.
  Other noninterest expense decreased $107,000, primarily due to charged-off of losses from fraudulent phishing transactions on customer accounts in the prior period, as well as a decrease in office supplies and dues and subscriptions partially offset by an increase in amortization related to the Exchange Underwriters acquisition of the Beynon customer list and increased telephone cost due to merger.

Income Tax Expense.  Income taxes increased $1.4 million to $2.3 million for the nine months ended September 30, 2019, compared to $977,000 for the nine months ended September 30, 2018. The effective tax rate for the nine months ended September 30, 2019 was 19.6% compared to 17.4% for the nine months ended September 30, 2018. The increase in income taxes was related to an increase of $6.4 million in pre-tax income. The increase in the current period effective tax rate was due to the prior period recognition of the one-time income on a bank-owned life insurance claim of approximately $421,000, which was a discrete tax item for the first quarter of 2018. In addition, there was a decrease in income on securities exempt from federal income tax.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $46.6 million, or 3.6%, to over $1.3 billion at September 30, 2019, from just under $1.3 billion at December 31, 2018.

  Cash and due from banks increased $35.1 million, or 65.7%, to $88.4 million at September 30, 2019, compared to $53.4 million at December 31, 2018. This is primarily the result of an increase in deposits as well as investment security activity that was not fully repurposed through loan production due to unexpected payoffs.
  Investment securities classified as available-for-sale decreased $7.9 million, or 3.5%, to $217.5 million at September 30, 2019, compared to $225.4 million at December 31, 2018. This was primarily the result of $64.0 million of security sales, repayments and calls partially offset by $50.2 million of purchases and an increase in market value of the portfolio. A portion of the portfolio was restructured in the current year to mitigate deteriorating investments-credit risk and to reinvest in higher yielding, longer-term investments as well as to mitigate call risk in a declining interest rate environment.
  Net loans increased $19.1 million, or 2.1%, to $922.4 million at September 30, 2019, compared to $903.3 million at December 31, 2018. This was primarily due to net loan originations of $12.4 million in residential mortgage loans, $9.5 million in construction loans, and $7.1 million in commercial real estate loans partially offset by a decrease of $10.1 million in consumer loans. Nonperforming loans, which includes nonaccrual loans, accruing loans past due 90 days or more and troubled debt restructurings, increased $1.5 million to $7.8 million at September 30, 2019 primarily due to a $2.9 million commercial real estate loan that was placed on nonaccrual due to alleged fraudulent activity. The Bank is expected to receive a full payoff in the fourth quarter of 2019. This was partially offset by an $851,000 residential TDR payoff.  As a result, nonperforming loans to total loans ratio increased 15 basis points to 0.84% at September 30, 2019, compared to 0.69% at December 31, 2018.

Liabilities.  Total liabilities increased $36.1 million, or 3.2%, to $1.2 billion at September 30, 2019 compared to $1.1 billion at December 31, 2018.

  Total deposits increased $39.3 million, or 3.6%, to over $1.1 billion at September 30, 2019, from just under $1.1 billion at December 31, 2018. There were increases of $12.2 million in NOW accounts, $10.9 million in demand deposits, $10.0 million in time deposits, $4.9 million in savings accounts, and $4.7 million in brokered deposits, partially offset by a decrease of $3.5 million in money market accounts. This increase is largely the result of cyclical tax deposits received on municipal demand deposit and NOW account as well as an increase in time deposits greater than $100,000. The Bank has been selective on offering promotional interest rates and continues to evaluate its rate structure in light of recent rate decreases by the Federal Reserve.
  Short-term borrowings decreased $1.9 million, or 6.0%, to $29.1 million at September 30, 2019, compared to $31.0 million at December 31, 2018. At September 30, 2019 and December 31, 2018, short-term borrowings were comprised entirely of securities sold under agreements to repurchase. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase.
  Other borrowed funds decreased $3.0 million, due to a FHLB borrowing that matured in the current period.

Stockholders’ Equity.  Stockholders’ equity increased $10.5 million, or 7.6%, to $148.1 million at September 30, 2019, compared to $137.6 million at December 31, 2018. Net income was $9.7 million for the nine months ended September 30, 2019. Book value per share was $27.26, an increase of $1.93, or 7.1%, at September 30, 2019, compared to $25.33 for December 31, 2018. The Company paid $3.9 million in dividends to stockholders and accumulated other comprehensive income increased $4.5 million primarily due to improved market interest rate conditions in the current period on the Bank’s available-for-sale debt securities.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30,	December 31,
Selected Financial Condition Data:	2019	2018
Total Assets	$ 1,327,856	$ 1,281,301
Cash and Cash Equivalents	88,413	53,353
Securities Available-for-Sale	217,545	225,409

Loans
Real Estate:
Residential	339,122	326,769
Commercial	314,177	307,064
Construction	58,324	48,824
Commercial and Industrial	92,134	91,463
Consumer	112,188	122,241
Other	16,253	16,511
Total Loans	932,198	912,872
Allowance for Loan Losses	9,750	9,558
Loans, Net	922,448	903,314

Premises and Equipment, Net	22,566	23,448
Goodwill and Core Deposit Intangible	37,905	39,359
Deposits	1,125,908	1,086,658
Borrowings	46,118	50,979
Stockholders' Equity	148,098	137,625

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Operations Data:	2019	2018	2019	2018
Interest and Dividend Income	$ 13,098	$ 11,764	$ 38,063	$ 31,161
Interest Expense	2,002	1,594	5,828	4,210
Net Interest Income	11,096	10,170	32,235	26,951
Provision for Loan Losses	175	25	550	2,125
Net Interest Income After Provision for Loan Losses	10,921	10,145	31,685	24,826
Noninterest Income:
Service Fees on Deposit Accounts	811	866	2,362	2,176
Insurance Commissions	985	920	3,219	2,731
Other Commissions	159	127	448	823
Net Gain on Sales of Loans	48	52	190	106
Net (Loss) Gain on Sales of Investments	3	-	(50)	-
Fair Value of Marketable Equity Securities	(25)	35	104	54
Net Gain on Purchased Tax Credits	9	11	27	33
Net (Loss) Gain on Disposal of Fixed Assets	-	(74)	2	(74)
Income from Bank-Owned Life Insurance	142	135	408	370
Other	67	16	203	80
Total noninterest income	2,199	2,088	6,913	6,299

Noninterest Expense:
Salaries and Employee Benefits	4,628	4,708	14,271	13,268
Occupancy	597	855	2,019	2,213
Equipment	636	786	2,005	1,916
FDIC Assessment	5	67	368	361
PA Shares Tax	226	197	743	593
Contracted Services	312	273	945	583
Legal and Professional Fees	117	171	458	456
Advertising	244	245	651	587
Bankcard Processing Expense	225	180	652	448
Other Real Estate Owned (Income)	13	49	(81)	37
Amortization of Core Deposit Intangible	484	452	1,454	986
Merger-Related	-	61	-	854
Other	1,003	1,321	3,117	3,224
Total noninterest expense	8,490	9,365	26,602	25,526
Income Before Income Taxes	4,630	2,868	11,996	5,599
Income Taxes	884	576	2,346	977
Net Income	$ 3,746	$ 2,292	$ 9,650	$ 4,622

Dividends Per Share	$ 0.24	$ 0.22	$ 0.72	$ 0.66
Earnings Per Share - Basic	0.69	0.42	1.78	0.96
Earnings Per Share - Diluted	0.69	0.42	1.77	0.95

Weighted Average Shares Outstanding - Basic	5,433,289	5,414,299	5,433,296	4,834,948
Weighted Average Shares Outstanding - Diluted	5,458,723	5,476,792	5,451,705	4,889,553

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios(1):	2019	2018	2019	2018
Return on Average Assets	1.11%	0.73%	0.99%	0.56%
Return on Average Equity	9.99	6.77	9.00	5.42
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	132.89	133.56	133.95	133.59
Average Equity to Average Assets	11.16	10.83	11.00	10.27
Net Interest Rate Spread	3.49	3.42	3.45	3.38
Net Interest Margin	3.70	3.61	3.67	3.56
Net Charge-Offs to Average Loans	0.05	0.05	0.05	0.26
Efficiency Ratio	63.86	76.40	67.95	76.77

	(Unaudited)
	September 30,	December 31,
	2019	2018
Allowance For Loan Losses to Total Loans (2)	1.05%	1.05%
Allowance For Loan Losses to Nonperforming Loans (2) (4)	124.92	151.40
Allowance For Loan Losses to Noncurrent Loans (2) (5)	164.86	264.91
Nonperforming Loans to Total Loans (4)	0.84	0.69
Noncurrent Loans to Total Loans (5)	0.63	0.40
Nonperforming Assets to Total Assets	0.60	0.56
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	11.97	11.44
Tier 1 Capital (to Risk Weighted Assets) (3)	11.97	11.44
Total Capital (to Risk Weighted Assets) (3)	13.09	12.57
Tier 1 Leverage (to Adjusted Total Assets) (3)	8.09	7.82
Book Value Per Share	$ 27.26	$ 25.33
Outstanding Shares	5,433,489	5,432,289

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(5) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal income tax rate of 21%. As such, amounts do not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans with a zero yield. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended September 30,
	2019			2018
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$930,140	$11,015	4.70%	$884,623	$10,080	4.52%
Investment Securities
Taxable	196,375	1,505	3.07	178,284	1,202	2.70
Exempt From Federal Tax	27,895	246	3.53	46,901	394	3.36
Other Interest-Earning Assets	42,323	405	3.80	19,894	200	3.99
Total Interest-Earning Assets	1,196,733	13,171	4.37	1,129,702	11,876	4.17
Noninterest-Earning Assets	136,658			110,513
Total Assets	$1,333,391			$1,240,215

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$228,287	303	0.53%	$190,582	171	0.36%
Savings	219,307	118	0.21	206,513	143	0.27
Money Market	180,446	241	0.53	179,998	221	0.49
Time Deposits	226,948	1,202	2.10	210,302	863	1.63
Total Interest-Bearing Deposits	854,988	1,864	0.86	787,395	1,398	0.70

Borrowings	45,561	138	1.20	58,454	196	1.33
Total Interest-Bearing Liabilities	900,549	2,002	0.88	845,849	1,594	0.75

Noninterest-Bearing Demand Deposits	273,991			254,727
Other Liabilities	10,062			5,333
Total Liabilities	1,184,602			1,105,909

Stockholders' Equity	148,789			134,306
Total Liabilities and
Stockholders' Equity	$1,333,391			$1,240,215

Net Interest Income		$11,169			$10,282

Net Interest Rate Spread (1)			3.49%			3.42%
Net Interest-Earning Assets (2)	$296,184			$283,853
Net Interest Margin (3)			3.70			3.61
Return on Average Assets			1.11			0.73
Return on Average Equity			9.99			6.77
Average Equity to Average Assets			11.16			10.83
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			132.89			133.56
(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income divided by average total interest-earning assets.
(4) Annualized.

	(Dollars in thousands) (Unaudited)
	Nine Months Ended September 30,
	2019			2018
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$908,198	$32,189	4.74%	$825,781	$27,374	4.43%
Investment Securities
Taxable	194,533	4,159	2.85	139,456	2,624	2.51
Exempt From Federal Tax	33,023	875	3.53	44,097	1,054	3.19
Other Interest-Earning Assets	47,004	1,097	3.12	14,980	408	3.64
Total Interest-Earning Assets	1,182,758	38,320	4.33	1,024,314	31,460	4.11
Noninterest-Earning Assets	120,291			86,168
Total Assets	$1,303,049			$1,110,482

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$217,762	872	0.54%	$162,210	412	0.34%
Savings	215,835	413	0.26	176,742	329	0.25
Money Market	180,494	778	0.58	159,225	541	0.45
Time Deposits	220,993	3,344	2.02	191,372	2,090	1.46
Total Interest-Bearing Deposits	835,084	5,407	0.87	689,549	3,372	0.65

Borrowings	47,887	421	1.18	77,236	838	1.45
Total Interest-Bearing Liabilities	882,971	5,828	0.88	766,785	4,210	0.73

Noninterest-Bearing Demand Deposits	267,155			224,883
Other Liabilities	9,601			4,764
Total Liabilities	1,159,727			996,432

Stockholders' Equity	143,322			114,050
Total Liabilities and
Stockholders' Equity	$1,303,049			$1,110,482

Net Interest Income		$32,492			$27,250

Net Interest Rate Spread (1)			3.45%			3.38%
Net Interest-Earning Assets (2)	$299,787			$257,529
Net Interest Margin (3)			3.67			3.56
Return on Average Assets			0.99			0.56
Return on Average Equity			9.00			5.42
Average Equity to Average Assets			11.00			10.27
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.95			133.59
(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.